Exhibit 99.1
FOR IMMEDIATE RELEASE
Contacts:

David Carlson	Michael Newman	Erin Patterson
Executive Vice President and	Investor Relations	Public Relations Manager
Chief Financial Officer	StreetConnect, Inc.	LaCrosse Footwear, Inc.
LaCrosse Footwear, Inc.	800-654-3517	503-262-0110 ext. 1393
503-262-0110 ext. 1331	BOOT@stct.com	epatterson@lacrossefootwear.com
LACROSSE FOOTWEAR REPORTS
SECOND QUARTER RESULTS
Quarterly Sales Up 12% and Earnings Up 47%
Portland, Ore.—July 21, 2008 — LaCrosse Footwear, Inc. (Nasdaq: BOOT), a leading provider of branded work and outdoor footwear, today reported results for the second quarter ended June 28, 2008.
For the second quarter of 2008, LaCrosse reported consolidated net sales of $27.8 million, up 12% from $24.9 million in the second quarter of 2007. For the first half of 2008, consolidated net sales were $52.5 million, up 8% from $48.6 million in the same period of 2007.
Net income was $1.4 million or $0.22 per diluted share in the second quarter of 2008, up 47% from $1.0 million or $0.15 per diluted share in the second quarter of 2007. For the first half of 2008, net income was $2.2 million or $0.35 per diluted share, up 40% from $1.6 million or $0.25 per diluted share for the same period in 2007.
Sales to the work market were $17.4 million for the second quarter of 2008, up 32% from $13.2 million for the same period of 2007. For the first half of 2008, sales to the work market were $35.2 million, up 23% from $28.6 million for the same period of 2007. The growth in work market sales reflects shipments related to previously announced military orders and continued penetration into a variety of targeted, niche work boot markets. During the second quarter of 2008, the Company shipped approximately $1.8 million of orders to the United States Marine Corps and the U.S. Army.
Sales to the outdoor market were $10.5 million for the second quarter of 2008, compared to $11.8 million for the same period of 2007. For the first half of 2008, sales to the outdoor market were $17.3 million compared to $20.0 million for the same period of 2007. The Company believes the decline in overall outdoor sales was primarily due to the cautious retail environment that continues to impact consumer spending in North America. However, LaCrosse believes it is well positioned to capture at-once demand when retail spending improves.
The Company strengthened its year-over-year gross margins. For the second quarter of 2008, its gross margin was 40.4% of net sales, up 120 basis points from 39.2% in the same period of 2007, reflecting price increases in recent periods and reductions in sales returns, discounts and allowances.

LaCrosse’s total operating expenses were $8.9 million, or 32% of net sales, in the second quarter of 2008, compared to $8.3 million, or 33% of net sales, in the second quarter of 2007. The Company continued to grow sales faster than operating expenses, while increasing its investments in its sales and product development activities. In addition, LaCrosse’s inventory decreased 3% at the end of the second quarter of 2008 compared to the end of the same period in 2007, reflecting improved inventory management.
During the quarter, LaCrosse paid a quarterly cash dividend of twelve and one-half cents ($0.125) per share of common stock, totaling $0.8 million. LaCrosse ended the second quarter of 2008 with cash and cash equivalents of $13.3 million, up from $10.3 million at the end of the previous quarter.
“We are pleased with our results for the second quarter, despite continuing challenges in the retail environment,” said Joseph P. Schneider, president and CEO of LaCrosse Footwear, Inc. “The growth in our work business continued to be driven by shipments to various branches of the United States military and niche work markets. During the second quarter, we announced an additional $3 million delivery order related to our Mountain Cold Weather Boot contract with the United States Marine Corps, which we expect to ship in the second half 2008. Our success in this channel reflects the military’s increased demand for our expert-grade boots, as well as our sustained efforts to work closely with our customers and gain a rich understanding of their specific needs under tough combat conditions”.
“In line with our long-term strategy to diversify and strengthen our sales channels, today we announced the establishment of a new European sales office in order to expand our international business where we see significant opportunities for future growth. In addition, we intend to build a new world-class distribution facility in the Midwest to improve operating efficiencies, increase speed of delivery and better serve our customers. At the same time, we have continued to improve our gross margin and profitability, better manage our inventories, leverage our operating expenses, generate steady cash flow from operations and pay dividends, while continuing to introduce exciting new products and invest in growing our business.”
LaCrosse will host a conference call today, July 21, 2008, to discuss its financial results at 2:00 PM Pacific (5:00 PM Eastern). A broadcast of the conference call will be available at www.lacrossefootwearinc.com under “Investor Events” or 800-218-0530 or +1 303-262-2139. A 48-hour replay will be available by calling 800-405-2236 or +1 303-590-3000 (Reservation No. 11116503). A replay will also be available on the Company’s Web site.
About LaCrosse Footwear, Inc.
LaCrosse Footwear, Inc. is a leading developer and marketer of branded, premium and innovative footwear for expert work and outdoor users. The Company’s trusted Danner® and LaCrosse® brands are sold to a network of specialty retailers and distributors in the United States, Canada, Europe and Asia. Work customers include people in law enforcement, agriculture, firefighting, construction, military services and other occupations that need high-performance and protective footwear as a critical tool for the job. Outdoor customers include people active in hunting, outdoor cross training, hiking and other outdoor recreational activities. For more information about LaCrosse Footwear products, please visit our Internet websites at www.lacrossefootwear.com and www.danner.com. For additional investor information, see our corporate website at www.lacrossefootwearinc.com.

Forward-Looking Statements
All statements, other than statements of historical facts, included in this release, including without limitation, statements regarding our future financial position, business strategy, budgets, projected costs, goals and plans and objectives of management for future operations, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” will,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “believe,” “continue,” or “target” or the negative thereof or variations thereon or similar terminology. All forward-looking statements made in this release are based on information presently available to our management. Although we believe that the expectations reflected in forward-looking statements have a reasonable basis, we can give no assurance that these expectations will prove to be correct. Forward-looking statements are subject to risks and uncertainties that could cause actual events or results to differ materially from those expressed in or implied by the statements. These risks and uncertainties include, but are not limited to:
▪	Our product costs are subject to risks associated with foreign currency fluctuations (particularly with respect to the Euro and Chinese Renminbi), oil price increases and higher foreign and domestic labor costs. If we are unable to sufficiently increase our selling prices to offset such product cost increases, our product margins, revenues and earnings would be negatively impacted.

▪	Failure to efficiently import foreign sourced products could result in decreased margins, cancelled orders and unanticipated inventory accumulation. Because we rely primarily on two third party manufacturers, we have a concentration of risk in areas such as disruptions in the supply of products, higher production costs and defective products.

▪	The continued consolidation of domestic retailers, and their capital requirements to fund growth and operations, increases and concentrates our credit risk. Additionally, certain of our domestic retailers have announced significantly lower growth expectations and in some cases are reducing the number of stores in operation. Both the contraction in consumer spending and the tightening of the credit markets have created an unfavorable business environment for our partners, especially the partners who use debt to finance their inventory purchases and other operating capital requirements. If our retail partners are unable to obtain financing for their inventory purchases and to fund their operations, it could result in delayed payment or non-payment of amounts owed to us and/or a reduction in the number of sales we make to such retailers, either of which could have a material adverse effect on our results of operations.

▪	A decline in consumer spending due to unfavorable economic and consumer credit conditions could hinder our product revenues and earnings.

▪	Our business is substantially affected by the weather, and sustained periods of warm and/or dry weather can negatively impact our sales. Such weather conditions may also negatively affect our inventory levels and subsequent period sales.

▪	We plan to close our two distribution centers in La Crosse, Wisconsin and open our new distribution center in Indianapolis, Indiana during early 2009. If we are unable to adequately staff these facilities or if construction at the new facility is delayed, we may experience disruptions or increased costs in shipping products to our customers.

▪	Our newly established European subsidiary, LaCrosse Europe ApS, will increase our exposure to risks associated with foreign operations, such as compliance with foreign laws and currency risks. Additionally, if we fail to successfully transition our European customer base from our former European distributor to our newly established subsidiary, we could lose existing customers or be required to grant additional customer incentives which are less favorable than the incentives we provided to our prior distribution partner. Also, our distribution center for Europe is owned and managed by an independent third party which increases our risks associated with inventory management and timely and accurate customer shipments.

▪	We conduct a significant portion of our manufacturing activities and a certain portion of our net sales occurs outside the U.S., and, therefore, we are subject to the risks of international commerce, including customs and duties compliance and foreign currency.

▪	The majority of our third party manufacturers are concentrated in China. Any adverse political, or governmental relations, including duties, and quotas, internally within China or externally with the United States could result in material adverse disruptions in our supply of product to customers.

▪	Because we depend on third party manufacturers, we face challenges in maintaining a timely supply of goods to meet sales demand, and we may experience delay or interruptions in our supply chain. Any shortfall or delay in the supply of our products may decrease our sales and have an adverse impact on our customer relationships.

▪	Labor disruptions or disruptions due to natural disasters or casualty losses at one of our three distribution facilities, our domestic manufacturing facility, shipping ports or distribution carriers could have a material adverse effect on our operations, including cancellation of orders by our customers, unanticipated inventory accumulation and reduced revenues and earnings.
You should consider these important factors in evaluating any statement contained in this release and/or made by us or on our behalf. For more information concerning these factors and other risks and uncertainties that could materially affect our consolidated financial results, please refer to Part I, Item 1A — Risk Factors, of our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, as may be supplemented or amended in our 2008 quarterly reports on Form 10-Q, which information is incorporated herein by reference. The Company undertakes no obligation to update or revise forward-looking statements to reflect the occurrence of future events or circumstances.

LaCrosse Footwear, Inc.
Condensed Consolidated Statements of Income
(Unaudited)

	Quarter Ended		First Half Year Ended
	June 28,	June 30,	June 28,	June 30,
(amounts in thousands except per share data)	2008	2007	2008	2007
Net sales	$27,810	$24,929	$52,542	$48,619
Cost of goods sold	16,568	15,160	31,239	29,240

Gross profit	11,242	9,769	21,303	19,379
Selling and administrative expenses	8,938	8,335	17,906	17,114

Operating income	2,304	1,434	3,397	2,265
Non-operating income (expense)	(48)	93	111	213

Income before income taxes	2,256	1,527	3,508	2,478
Income tax expense	820	551	1,293	898

Net income	$1,436	$976	$2,215	$1,580

Net income per common share:
Basic	$0.23	$0.16	$0.36	$0.26
Diluted	$0.22	$0.15	$0.35	$0.25

Weighted average number of common shares outstanding:
Basic	6,217	6,082	6,191	6,069
Diluted	6,400	6,349	6,405	6,323

Supplemental product line information:
Work Market Sales	$17,356	$13,161	$35,243	$28,579
Outdoor Market Sales	10,454	11,768	17,299	20,040

	$27,810	$24,929	$52,542	$48,619

LaCrosse Footwear, Inc.
Condensed Consolidated Balance Sheets

	June 28,	December 31,	June 30,
	2008	2007	2007
(amounts in thousands)	(Unaudited)		(Unaudited)
Assets:
Current Assets:
Cash and cash equivalents	$13,268	$15,385	$13,854
Trade and other accounts receivable, net	19,597	22,593	18,254
Inventories	26,343	27,131	27,094
Prepaid expenses	1,177	1,068	1,150
Deferred tax assets	1,259	1,201	1,366

Total current assets	61,644	67,378	61,718

Property and equipment, net	4,761	4,963	5,165
Goodwill	10,753	10,753	10,753
Other assets	432	453	465

Total assets	$77,590	$83,547	$78,101

Liabilities and Shareholders’ Equity:
Current Liabilities:
Accounts payable	$7,517	$7,456	$10,176
Accrued compensation	2,076	3,324	1,760
Other accruals	1,962	1,982	1,777

Total current liabilities	11,555	12,762	13,713

Long-term debt	338	394	450
Deferred revenue	113	131	150
Compensation and benefits	1,702	1,993	3,593
Deferred tax liabilities	2,380	2,282	1,338

Total liabilities	16,088	17,562	19,244

Total shareholders’ equity	61,502	65,985	58,857

Total liabilities and shareholders’ equity	$77,590	$83,547	$78,101

LaCrosse Footwear, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	First Half Year Ended
	June 28,	June 30,
(amounts in thousands)	2008	2007
Cash flows from operating activities:
Net income	$2,215	$1,580
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	896	854
Loss on disposal of property and equipment	2	65
Stock-based compensation expense	332	295
Deferred income taxes	40	(93)
Changes in assets and liabilities:
Trade and other accounts receivable	2,996	1,658
Inventories	788	(5,056)
Accounts payable	61	4,749
Accrued expenses and other	(1,668)	(1,691)

Net cash provided by operating activities	5,662	2,361

Cash flows from investing activities:
Purchases of property and equipment	(749)	(706)

Cash flows from financing activities:
Cash dividends paid	(7,762)	(914)
Purchase of treasury stock	(95)	—
Proceeds from exercise of stock options	827	411

Net cash used in financing activities	(7,030)	(503)

Net increase (decrease) in cash and cash equivalents	(2,117)	1,152

Cash and cash equivalents:
Beginning of period	15,385	12,702

End of period	$13,268	$13,854

END OF FILING